Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

May 22, 2008

by and among

RURBAN FINANCIAL CORP.

and

RURBAN MERGER CORP.

and

NBM BANCORP, INCORPORATED

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3.28.	CRA Compliance	20
3.29.	Investment Securities	20
3.30.	Intellectual Property	21
3.31.	NBM Books and Records	21
3.32.	Ownership of Rurban Shares	22
3.33.	Fairness Opinion	22
3.34.	Internal Controls	22

ARTICLE FOUR – REPRESENTATIONS AND WARRANTIES OF RURBAN AND MERGER CORP.		22

4.01.	Corporate Status	22
4.02.	Corporate Proceedings	22
4.03.	Authorized and Effective Agreement	22
4.04.	No Conflict	23
4.05.	Brokers and Finders	23
4.06.	Governmental and Third-Party Proceedings	23
4.07.	Financial Ability to Perform	23
4.08.	Ownership of NBM Shares	23
4.09.	Takeover Law	24

ARTICLE FIVE – FURTHER COVENANTS OF NBM		24

5.01.	Operation of Business	24
5.02.	Notification	28
5.03.	Acquisition Proposal	28
5.04.	Delivery of Information	29
5.05.	Takeover Laws	29
5.06.	Merger of Subsidiaries	29
5.07.	Accounting Policies	29
5.08.	No Control	29
5.09.	Voting Agreement	29

ARTICLE SIX – FURTHER COVENANTS OF RURBAN		30

6.01.	Access to Information	30
6.02.	Employees; Employee Benefits	30
6.03.	Notification	31
6.04.	Indemnification; Officers’ and Directors’ Liability Insurance	31

ARTICLE SEVEN – FURTHER OBLIGATIONS OF THE PARTIES		32

7.01.	Cooperative Action	32
7.02.	Press Releases	32
7.03.	Proxy Statement; NBM Meeting	32
7.04.	Regulatory Applications	33
7.05.	Confidentiality	34

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ARTICLE EIGHT – CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES		34

8.01.	Conditions to the Obligations of Rurban and Merger Corp.	34
8.02.	Conditions to the Obligations of NBM	35
8.03.	Mutual Conditions	36

ARTICLE NINE – CLOSING		36

9.01.	Closing	36
9.02.	Closing Deliveries Required of Rurban and Merger Corp.	37
9.03.	Closing Deliveries Required of NBM	37

ARTICLE TEN – NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS		37

10.01.	Non-Survival of Representations, Warranties and Covenants	37

ARTICLE ELEVEN – TERMINATION		38

11.01.	Termination	38
11.02.	Effect of Termination	39

ARTICLE TWELVE – MISCELLANEOUS		39

12.01.	Notices	39
12.02.	Counterparts	40
12.03.	Entire Agreement	40
12.04.	Successors and Assigns	41
12.05.	Captions	41
12.06.	Governing Law	41
12.07.	Payment of Fees and Expenses	41
12.08.	Amendment	41
12.09.	Waiver	42
12.10.	Disclosure Schedule	42
12.11.	No Third Party Rights	42
12.12.	Waiver of Jury Trial	42
12.13.	Severability	42

Exhibit A – Form of Voting Agreement

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GLOSSARY OF DEFINED TERMS

The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

“Acquisition Proposal”	–	Section 5.03
“Agreement”	–	Preamble
“Bank Merger”	–	Preamble
“Bank of Montpelier”	–	Preamble
“BHCA”	–	Section 3.01
“CERCLA”	–	Section 3.24
“CRA”	–	Section 3.20(a)
“Cash Amount”	–	Section 2.01(a)
“Closing”	–	Section 9.01
“Closing Date”	–	Section 9.01
“Code”	–	Section 3.12
“Compensation and Benefit Plans”	–	Section 3.19(a)
“Constituent Corporations”	–	Preamble
“Consultants”	–	Section 3.19(a)
“Continuing Employees”	–	Section 6.02(a)
“DGCL”	–	Section 1.01
“Delaware Secretary of State”	–	Section 1.02
“DOL”	–	Section 3.19(a)
“Directors”	–	Section 3.19(a)
“ERISA”	–	Section 3.19(a)
“ERISA Affiliate”	–	Section 3.19(c)
“Effective Time”	–	Section 1.02
“Employees”	–	Section 3.19(a)
“Environmental Law”	–	Section 3.24
“Exchange Act”	–	Section 3.19(b)
“Exchange Agent”	–	Section 2.02(a)
“Exchange Fund”	–	Section 2.02(a)
“FDIC”	–	Section 3.01(b)
“Financial Impact”	–	Section 3.06
“FRB”	–	Section 3.11
“GAAP”	–	Section 3.06
“Governmental Authority”	–	Section 3.16
“Hazardous Material”	–	Section 3.24
“IRS”	–	Section 3.12
“Indemnified Party”	–	Section 6.04(a)
“Information”	–	Section 7.05
“Intellectual Property”	–	Section 3.30(c)
“knowledge”	–	Section 3.08
“Loan Assets”	–	Section 3.09
“Loan Documentation”	–	Section 3.09
“material”	–	Section 3.01(c)

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“material adverse effect”	–	Section 3.01(c)
“Merger”	–	Preamble
“Merger Consideration”	–	Section 2.01(a)
“Merger Corp.”	–	Preamble
“Merger Corp. Shares”	–	Section 2.04
“NBM”	–	Preamble
“NBM Balance Sheet Date”	–	Section 3.06
“NBM Certificate”	–	Section 2.01(a)
“NBM Disclosure Schedule”	–	Preamble
“NBM Dissenting Share”	–	Section 2.03
“NBM Financial Statements”	–	Section 3.06
“NBM Meeting”	–	Section 3.04(b)
“NBM Real Estate Collateral”	–	Section 3.24(b)
“NBM Real Properties”	–	Section 3.13
“NBM Shares”	–	Preamble
“NBM’s Financial Advisors”	–	Section 3.17
“OCC”	–	Section 3.01(b)
“Officers”	–	Section 3.19(a)
“PBGC”	–	Section 3.19(c)
“PCBs”	–	Section 3.24
“Pension Plan”	–	Section 3.19(b)
“Proxy Statement”	–	Section 7.03(a)
“Regulatory Authorities”	–	Section 3.15
“Rurban”	–	Preamble
“SEC”	–	Section 3.03
“Securities Act”	–	Section 3.19(b)
“State Bank”	–	Preamble
“Subsidiary”	–	Section 3.03
“Surviving Corporation”	–	Section 1.01
“Takeover Laws”	–	Section 3.25
“Tax”	–	Section 3.12
“Tax Returns”	–	Section 3.12
“Updated NBM Disclosure Schedule”	–	Section 5.02

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of  May 22, 2008, is made and entered into by and among Rurban Financial Corp., an Ohio corporation (“Rurban”); Rurban Merger Corp., a Delaware corporation (“Merger Corp.”); and NBM Bancorp, Incorporated, a Delaware corporation (“NBM”) (Merger Corp. and NBM are sometimes hereinafter collectively referred to as the “Constituent Corporations”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of NBM, Merger Corp. and Rurban have each determined that it is in the best interests of their respective corporations and stockholders for Merger Corp. to merge with and into NBM (the “Merger”), and immediately thereafter for the surviving corporation to merge with and into Rurban, upon the terms and subject to the conditions set forth in and pursuant to the terms of this Agreement; and

WHEREAS, the Boards of Directors of NBM, Merger Corp. and Rurban have each approved this Agreement and the consummation of the transactions contemplated hereby; and

WHEREAS, as a result of the Merger, in accordance with the terms of this Agreement, Merger Corp. will cease to have a separate corporate existence, Rurban will acquire all of the issued and outstanding shares of NBM as the surviving corporation, and stockholders of NBM will receive from Rurban in exchange for each share of common stock, $2.50 par value per share, of NBM (the “NBM Shares”), an amount in cash calculated in accordance with the terms of this Agreement; and

WHEREAS, promptly following the merger of the surviving corporation in the Merger with and into Rurban, National Bank of Montpelier, a national banking association now wholly owned by NBM (“Bank of Montpelier”), will merge (the “Bank Merger”) with and into The State Bank and Trust Company, an Ohio-chartered bank wholly owned by Rurban (“State Bank”); and

WHEREAS, NBM has previously provided to Rurban a schedule disclosing additional information about NBM (the “NBM Disclosure Schedule”);

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, NBM, Merger Corp. and Rurban, intending to be legally bound hereby, agree as follows:

ARTICLE ONE
THE MERGER

1.01. Merger; Surviving Corporation. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.02), Merger Corp. shall merge with and into NBM in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). NBM shall be the continuing and surviving corporation in the Merger, shall continue to exist under the laws of the State of Delaware, and shall be the only one of the Constituent Corporations to continue its separate corporate existence after the Effective Time. As used in this Agreement, the term “Surviving Corporation” refers to NBM immediately after the Effective Time. As a result of the Merger, the outstanding shares of capital stock and the treasury shares of the Constituent Corporations shall be converted in the manner provided in Article Two.

1.02. Effective Time. The Merger shall become effective upon the later of: (a)  the filing of the appropriate certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), or (b) such time thereafter as is agreed to in writing by Rurban, Merger Corp. and NBM and so provided in the certificate of merger filed as set forth above. The date and time at which the Merger shall become effective is referred to in this Agreement as the “Effective Time.”

1.03. Effects of the Merger. At the Effective Time:

(a) the certificate of incorporation, as amended, of NBM as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation;

(b) the bylaws, as amended, of NBM as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that the number of directors of the Surviving Corporation shall be three (3) and each such individual shall serve as a director of the Surviving Corporation for a term expiring at the next annual meeting of the stockholders of the Surviving Corporation to be held after the Effective Time;

(c) the directors of Merger Corp. immediately prior to the Effective Time shall be the directors of the Surviving Corporation;

(d) each individual who is an officer of Merger Corp. immediately prior to the Effective Time shall be an officer of the Surviving Corporation holding the same office as held with Merger Corp. immediately prior to the Effective Time and no other individual shall be an officer of the Surviving Corporation after the Effective Time; and

(e) the Merger shall have the effects prescribed in the DGCL.

1.04. Structure of Merger. Rurban may at any time prior to the Effective Time change the method of effecting the Merger and/or the Bank Merger (including, without limitation, the provisions of this Article I), if and to the extent Rurban deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the amount or kind of consideration to which the holders of NBM Shares are entitled in accordance with the terms and subject to the conditions of this Agreement or (b) materially impede or delay consummation of the transactions contemplated by this Agreement. NBM, if requested by Rurban, shall enter into one or more amendments to this Agreement in order to effect any such change.

ARTICLE TWO

CONVERSION OF SHARES; SURRENDER OF CERTIFICATES

2.01. Conversion of NBM Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) Purchase Price; Cancellation of Shares. Subject to Section 2.02, each NBM Share issued and outstanding immediately prior to the Effective Time (other than NBM Shares held by NBM as treasury shares, NBM shares beneficially owned by Rurban, and NBM Dissenting Shares) shall be converted into the right to receive in cash $113.98, subject to adjustment as provided in Section 3.06(a) (the “Cash Amount”). The “Merger Consideration” shall be equal to the product of (i) the Cash Amount multiplied by (ii) the number of NBM Shares issued and outstanding immediately prior to the Effective Time. After the Effective Time, all such NBM Shares shall no longer be outstanding and each certificate previously representing any NBM Shares (a “NBM Certificate”) shall be surrendered for the Cash Amount in consideration therefor in accordance with Section 2.02, without interest.

(b) Cancellation of Treasury Shares. All NBM Shares held by NBM as treasury shares shall be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor.

2.02. Surrender of Certificates

(a) Exchange Agent. Rurban shall provide to Registrar and Transfer Company (the “Exchange Agent”), on an “as needed” basis following the Effective Time, the amount of cash necessary to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”), pursuant to Section 2.01 in substitution and exchange for the NBM Shares.

(b) Surrender Procedures. As soon as reasonably practicable after the Effective Time, Rurban shall cause the Exchange Agent to mail to each holder of record of a NBM Certificate which immediately prior to the Effective Time evidenced NBM Shares: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the NBM Certificates shall pass, only upon delivery of such NBM Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Rurban may reasonably specify and (ii) instructions for use in effecting the surrender of the NBM Certificates in exchange for the Cash Amount. Upon surrender by such holder of a NBM Certificate or Certificates evidencing NBM Shares standing in such holder’s name for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such NBM Certificate or Certificates shall be entitled to receive in exchange therefor the Cash Amount by check, which such holder has the right to receive in respect of the NBM Certificate or Certificates surrendered pursuant to the provisions of this Article Two, and the NBM Certificate or Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of NBM Shares which is not registered in the transfer records of NBM, a check in respect of the Cash Amount may be issued to a transferee if the NBM Certificate representing such NBM Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each NBM Certificate shall be deemed at any time after the Effective Time for all corporate purposes (except as provided in Section 2.02(c)) to represent only the right to receive upon such surrender the Cash Amount as contemplated by this Section 2.02, without interest.

(c) Lost Certificates. If there shall be delivered to the Exchange Agent by any person who is unable to produce any NBM Certificate for NBM Shares for surrender to the Exchange Agent in accordance with this Section 2.02:

(i)	evidence to the satisfaction of the Surviving Corporation or Rurban that such NBM Certificate has been lost, wrongfully taken or destroyed;

(ii)
such security or indemnity as may be requested by the Surviving Corporation or Rurban to save them harmless (which may include the requirement to obtain a third party bond or surety, as determined by Rurban); and

(iii)
evidence to the satisfaction of the Surviving Corporation or Rurban that such person was the owner of the NBM Shares represented by each such NBM Certificate claimed by such person to be lost, wrongfully taken or destroyed and that such person is the person who would be entitled to present such NBM Certificate for exchange pursuant to this Agreement;

then the Exchange Agent, in the absence of actual notice to it that any NBM Shares represented by any such NBM Certificate have been acquired by a bona fide purchaser, shall deliver to such person the Cash Amount that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed NBM Certificate.

(d) No Further Ownership Rights in NBM Shares. The Cash Amount paid pursuant to this Section 2.02 shall be deemed to have been issued in full satisfaction of all rights pertaining to such NBM Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by NBM on such NBM Shares in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time. If, after the Effective Time, NBM Certificates are presented to Rurban for any reason, they shall be canceled and exchanged as provided in this Article Two.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of NBM for six (6) months after the Effective Time shall be delivered to Rurban, upon demand, and any stockholders of NBM who have not theretofore complied with this Article Two by such time shall thereafter look only to Rurban for payment of their claims for the Cash Amount, in each case without interest.

(f) No Liability. None of Rurban, NBM, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of NBM Shares for cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Share Transfer Books. Unless otherwise required by the DGCL, after the Effective Time there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the NBM Shares which were outstanding immediately prior to the Effective Time.

(h) Withholding Rights. Rurban or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of NBM Certificates such amounts as Rurban or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Rurban or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the NBM Certificates.

(i) Waiver. The Surviving Corporation or Rurban may from time to time, in the case of one or more persons, waive one or more of the rights provided to it in this Article Two to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of the Surviving Corporation’s rights thereafter to withhold any such payment, delivery or distribution in the case of any person.

2.03. NBM Stockholders’ Appraisal Rights. Anything contained in this Agreement or elsewhere to the contrary notwithstanding, if any holder of an outstanding NBM Share shall properly exercise appraisal rights with respect thereto in accordance with Section 262 of the DGCL (a “NBM Dissenting Share”), then:

(a) Each such NBM Dissenting Share shall nevertheless be deemed to be extinguished at the Effective Time as provided elsewhere in this Agreement; and

(b) Each person perfecting such dissenters’ rights shall thereafter have only such rights (and shall have such obligations) as are provided in Section 262 of the DGCL, and neither Rurban nor the Surviving Corporation shall be required to deliver any cash payments to such person in substitution for each such NBM Dissenting Share in accordance with this Agreement; provided, however, that, if any such person shall have failed to perfect or shall withdraw or lose such holder’s rights under Section 262 of the DGCL, each such holder’s NBM Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Cash Amount, without any interest thereon, pursuant to Section 2.01.

2.04. Merger Corp. Shares. Each common share of Merger Corp. (“Merger Corp. Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one common share of the Surviving Corporation.

ARTICLE THREE
REPRESENTATIONS AND WARRANTIES OF NBM

NBM represents and warrants to Rurban that each of the following statements is true and accurate:

3.01.	Corporate Status.

(a) NBM is a Delaware corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHCA”). NBM is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to own its property, to carry on its business as presently conducted, and to enter into and, subject to the required adoption of this Agreement by the NBM stockholders and the obtaining of appropriate approvals of Governmental Authorities and Regulatory Authorities, perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement. NBM is duly qualified and in good standing under the laws of the State of Ohio. NBM is not qualified to do business in any other jurisdiction or required to be so qualified to do business in any other jurisdiction except where the failure to be so qualified individually or in the aggregate would not reasonably be expected to have a material adverse effect on NBM. True and complete copies of the certificate of incorporation and bylaws of NBM, in each case as amended to the date of this Agreement, have been delivered to Rurban by NBM.

(b) Bank of Montpelier is a national banking association regulated by the Office of the Comptroller of the Currency (the “OCC”), and the deposits of Bank of Montpelier are insured by the Federal Deposit Insurance Corporation (the “FDIC”). Bank of Montpelier is duly organized, validly existing and in good standing under the laws of the United States of America and has full corporate power and authority to own its property and to carry on its business as presently conducted. Bank of Montpelier is not qualified to do business in any other jurisdiction or required to be qualified to do business in any other jurisdiction, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Bank of Montpelier. Copies of the articles, charter, bylaws and other governing documents of Bank of Montpelier and all amendments are included in Section 3.01(b) of the NBM Disclosure Schedule.

(c) As used in this Agreement, (i) any reference to any event, change, effect, development, circumstance or occurrence being “material” with respect to any entity means an event, change, effect, development, circumstance or occurrence that is or is reasonably likely to be material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its subsidiaries taken as a whole, and (ii) the term “material adverse effect” means, with respect to any entity, an event, change, effect, development, circumstance or occurrence that, individually or together with any other event, change, effect, development, circumstance or occurrence, (A) has or would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), capitalization, assets (tangible or intangible), liabilities (accrued, contingent or otherwise), operations, regulatory affairs, financial performance or prospects of such entity and its subsidiaries, taken as a whole, or (B) materially impairs the ability of such entity to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that “material adverse effect” shall not be deemed to include the impact of (1) actions and omissions of Rurban or Merger Corp., on the one hand, or NBM, on the other, taken with the prior written consent of the other in contemplation of the transactions contemplated hereby; (2) the direct effects of any expenses incurred by the parties in consummating the transactions contemplated by this Agreement, any modifications or changes to valuation policies and practices in connection with the Merger to the extent requested by Rurban, and restructuring charges requested by Rurban and taken in connection with the Merger; or (3) changes after the date of this Agreement in banking and similar laws of general applicability or interpretations thereof by any Regulatory Authority or Governmental Authority.

3.02.	Capitalization of NBM.

(a) The authorized capital of NBM consists solely of (i) 364,000 NBM Shares, of which 219,334 NBM Shares are issued and outstanding and 2,666 NBM Shares are held in treasury by NBM. All outstanding NBM Shares have been duly authorized and are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any person. All NBM Shares issued have been issued in compliance with all applicable federal and state securities laws.

(b) As of the date of this Agreement, except for this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which NBM is a party or by which it is bound, obligating NBM to issue, deliver or sell, or cause to be issued, delivered or sold, any additional NBM Shares or obligating NBM to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of NBM to repurchase, redeem or otherwise acquire any NBM Shares.

(c) Except as disclosed in Section 3.02(c) of the NBM Disclosure Schedule, since January 1, 2008, NBM has not (i) issued or permitted to be issued any NBM Shares, or securities exercisable for or convertible into NBM Shares; (ii) repurchased, redeemed or otherwise acquired, directly or indirectly through any Subsidiary or otherwise, any NBM Shares; or (iii) declared, set aside, made or paid to the stockholders of NBM dividends or other distributions on or in respect of the outstanding NBM Shares.

(d) As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of NBM, and no securities or other instruments or obligations of NBM, the value of which is in any way based upon or derived from any capital or voting stock of NBM, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which NBM stockholders may vote are issued or outstanding.

3.03. Bank of Montpelier; No Other Subsidiaries. Bank of Montpelier is the only Subsidiary (as that term is defined in Section 3.03 below) of NBM. NBM owns beneficially and of record all of the issued and outstanding equity securities of Bank of Montpelier. There are no options, warrants, calls, rights, commitments or agreements of any character to which NBM or Bank of Montpelier is a party or by which either of them is bound obligating NBM or Bank of Montpelier to issue, deliver or sell, or cause to be issued, delivered or sold, any additional equity securities of Bank of Montpelier (other than to NBM), or obligating NBM or Bank of Montpelier to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments, understandings or arrangements relating to NBM’s right to vote or to dispose of the equity securities of Bank of Montpelier, and all of the equity securities of Bank of Montpelier held by NBM are fully paid and non-assessable and are owned by NBM free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever. Except as disclosed in Section 3.03 of the NBM Disclosure Schedule, neither NBM nor Bank of Montpelier owns of record or beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind, other than NBM’s ownership of Bank of Montpelier.

For purposes of this Agreement, “Subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).

3.04.	Corporate Proceedings.

(a) This Agreement has been (i) duly executed and delivered by duly authorized officers of NBM and (ii) approved by the board of directors of NBM.

(b) The board of directors of NBM has duly adopted resolutions (i) approving this Agreement and declaring that it is in the best interests of NBM’s stockholders that NBM enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (ii) confirming the intention on the date of such adoption to recommend the adoption of this Agreement by the stockholders of NBM and (iii) directing the President to call a Special Meeting of Stockholders for the purpose of considering and acting upon a proposal to approve and adopt the Merger Agreement (the “NBM Meeting”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way as of the date of execution of this Agreement and which will not be subsequently rescinded, modified or withdrawn in any way prior to the Closing Date, except that the resolutions set forth in clauses (b)(i) and (ii) above may be rescinded if and to the extent that the board of directors of NBM reasonably determines in good faith after consultation with NBM’s Financial Advisors and upon written advice of counsel to NBM that consummation of the transactions contemplated by this Agreement could reasonably be expected to constitute a breach of the board of directors’ fiduciary duties to the stockholders of NBM.

(c) Subject to the adoption of this Agreement by the NBM stockholders (by a majority of the outstanding NBM Shares) and to the filing of all requisite applications with Regulatory Authorities and the receipt of all requisite approvals by Governmental Authorities and Regulatory Authorities, NBM has all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder.

3.05. Authorized and Effective Agreement. Assuming the due authorization, execution and delivery by Rurban and Merger Corp., this Agreement constitutes the legal, valid and binding obligation of NBM, enforceable against NBM in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. NBM has the right, power, authority and capacity to execute and deliver this Agreement and, subject to the required adoption of this Agreement by the NBM stockholders, the obtaining of appropriate approvals by Regulatory Authorities and Governmental Authorities and the expiration of applicable regulatory waiting periods, to perform its obligations under this Agreement.

3.06. Financial Statements of NBM. Included in Section 3.06 of the NBM Disclosure Schedule are copies of (a) the compiled (unaudited) financial statements of NBM (parent only), consisting of balance sheets as of June 30, 2007, 2006 and 2005, and the related statements of income, stockholders’ equity and cash flows for the periods ended June 30, 2007, 2006 and 2005, including the related notes and the report thereon of Baden Gage & Schroeder LLC, (b) the reviewed (unaudited) financial statements of National Bank of Montpelier, consisting of balance sheets as of July 31, 2007, 2006 and 2005, including the related notes and the report thereon of Baden Gage & Schroeder LLC and (c) the unaudited balance sheets of NBM and National Bank of Montpelier as of March 31, 2008 (the “NBM Balance Sheet Date”) and the related unaudited statements of income and cash flows for the respective fiscal year-to-date periods ended March 31, 2008 (collectively, all of such financial statements are referred to as the “NBM Financial Statements”). The NBM Financial Statements (i) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), except for such deviations from GAAP which, individually or in the aggregate, would not result in a negative Financial Impact (as defined below) of greater than $250,000, (ii) have been prepared on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) present fairly, in all material respects, the consolidated financial condition of NBM as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject, in the case of the NBM Financial Statements for interim periods, to normal year-end audit adjustments and the absence of notes thereto). As used herein, the term “Financial Impact” shall mean the amount of the change in the total stockholders’ equity of NBM at March 31, 2008 that would result from the restatement of the NBM Financial Statements in accordance with GAAP; provided, however, that any such change which is attributable to the determination of the allowance of loan losses reflected on the NBM Financial Statements shall be excluded. In the event that the restatement of the NBM Financial Statements in accordance with GAAP would result in a Financial Impact of greater than $250,000, then the Cash Amount payable under Article Two shall be reduced to an amount equal to (A) $25,250,000 less the amount of such Financial Impact, divided by (B) 219,334.

3.07. Absence of Undisclosed Liabilities. Except as set forth in the NBM Financial Statements or in Section 3.07 of the NBM Disclosure Schedule and except as arising under this Agreement, neither NBM nor Bank of Montpelier has any debts, liabilities, guarantees or obligations (whether accrued, absolute, contingent or otherwise) as of the date hereof, other than debts, liabilities, guarantees and obligations which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on NBM and its Subsidiaries on a consolidated basis. Except as set forth in Section 3.07 of the NBM Disclosure Schedule, all debts, liabilities, guarantees and obligations of NBM and Bank of Montpelier incurred since the NBM Balance Sheet Date have been incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

3.08. Absence of Changes. Except as set forth in Section 3.08 of the NBM Disclosure Schedule, since the NBM Balance Sheet Date: (a) there has not been any material adverse change in the business, operations, assets or financial condition of NBM and Bank of Montpelier taken as a whole and, to the knowledge of NBM, no fact or condition exists which NBM believes will cause a material adverse effect in the future; and (b) NBM has not taken or permitted any of the actions described in Section 5.01(b) of this Agreement. For purposes of this Agreement, an individual will be deemed to have “knowledge” of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. NBM or Rurban will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving as a director or executive officer of such corporation or of a Subsidiary of such corporation, has, or at any time had, knowledge of such fact or other matter.

3.09. Loan Documentation. The documentation (“Loan Documentation”) governing or relating to the loan and credit-related assets (“Loan Assets”) included in the loan portfolio of Bank of Montpelier is legally sufficient for the purposes intended thereby and creates enforceable rights of Bank of Montpelier in accordance with the terms of such Loan Documentation, except for such insufficiencies as would not reasonably be expected to have a material adverse effect on NBM and Bank of Montpelier taken as a whole, and subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent convey-ance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing, except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. § 1818(b) or by appointment of a conservator by the FDIC. Except as set forth in Section 3.09 of the NBM Disclosure Schedule, no debtor under any of the Loan Documentation has asserted any claim or defense with respect to the subject matter thereof. Except as set forth in Section 3.09 of the NBM Disclosure Schedule, neither NBM nor Bank of Montpelier is a party to any loan, including any loan guaranty, with any director, executive officer or 5% stockholder of NBM or Bank of Montpelier, or any person, corporation or enterprise controlling, controlled by or under common control with either NBM or Bank of Montpelier. All loans and extensions of credit that have been made by Bank of Montpelier comply with applicable regulatory limitations and procedures.

3.10. Allowance for Loan Losses. Except as set forth in Section 3.10 of the NBM Disclosure Schedule, there is no loan which was made by Bank of Montpelier and which is reflected as an asset of NBM or Bank of Montpelier on the NBM Financial Statements that (a) is 90 days or more delinquent, (b) has been classified by examiners (regulatory or internal) as “Substandard,” “Doubtful” or “Loss” or (c) has been designated by management of NBM or Bank of Montpelier as “special mention.” The allowance for loan losses reflected on the NBM Financial Statements was, as of each respective date, determined in accordance with all rules and regulations applicable to NBM and Bank of Montpelier and was adequate as of the respective date thereof to provide for reasonably anticipated losses on outstanding loans, except for such failures and inadequacies that would not reasonably be expected to have a material adverse effect on NBM or Bank of Montpelier.

3.11. Reports and Records. NBM and Bank of Montpelier have filed all reports and maintained all books and records required to be filed or maintained by them under the rules and regulations of the OCC, the Board of Governors of the Federal Reserve System (the “FRB”) and the FDIC, except for such reports and records the failure to file or maintain which would not reasonably be expected to have a material adverse effect on NBM. The books and records of NBM and Bank of Montpelier have been fully, properly and accurately maintained in all material respects and have been maintained in accordance with sound business practices, there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly reflect the substance of events and transactions included therein. All such documents and reports complied in all material respects with other applicable requirements of law and rules and regulations in effect at the time such documents and reports were filed and contained in all material respects the information required to be stated therein.

3.12. Taxes. Except as set forth in Section 3.12 of the NBM Disclosure Schedule, NBM and Bank of Montpelier have timely filed all returns, statements, reports and forms (including, without limitation, elections, declarations, disclosures, claims for refund, schedules, estimates and information returns) (collectively, the “Tax Returns”) with respect to all federal, state, local and foreign income, gross income, gross receipts, gains, premium, sales, use, ad valorem, transfer, franchise, commercial activity, profits, withholding, payroll, employment, excise, severance, stamp, occupancy, license, lease, environmental, customs, duties, property, windfall profits and all other taxes (including, without limitation, any interest, penalties or additions to tax with respect thereto, individually a “Tax,” and collectively, “Taxes”) required to be filed with the appropriate tax authority. All such Tax Returns were true, correct and complete in all material respects. NBM and Bank of Montpelier have paid and discharged all Taxes due (whether reflected on such Tax Returns or otherwise), other than such Taxes that are adequately reserved as shown on the NBM Financial Statements (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) or have arisen in the ordinary course of business since the NBM Balance Sheet Date and for which adequate reserves have been established. Except as set forth in Section 3.12 of the NBM Disclosure Schedule, neither the Internal Revenue Service (the “IRS”) nor any other taxing agency or authority, domestic or foreign, has asserted, is now asserting or, to the knowledge of NBM, is threatening to assert against NBM or Bank of Montpelier any deficiency or claim for additional Taxes. There are no unexpired waivers by NBM or Bank of Montpelier of any statute of limitations with respect to Taxes. No extension of time within which to file any Tax Return (for a period with respect to which the statute of limitations has not expired) has been filed, or has been requested or granted. The accruals and reserves for Taxes reflected in the NBM Financial Statements (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) are adequate for the periods covered. NBM and Bank of Montpelier have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no liens for Taxes upon the assets of NBM or Bank of Montpelier, other than liens for current Taxes not yet due and payable. Neither NBM nor Bank of Montpelier has agreed to make, or is required to make, any adjustment under Section 481(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Except as set forth in Section 3.12 of the NBM Disclosure Schedule, neither NBM nor Bank of Montpelier is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code. Neither NBM nor Bank of Montpelier has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which NBM is or was the common parent corporation. Neither NBM nor Bank of Montpelier has any liability for the Taxes of any other person or entity under Treasury Department Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. None of the assets of NBM or Bank of Montpelier directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets of NBM or Bank of Montpelier is “tax-exempt use property” within the meaning of Section 168(h) of the Code. Neither NBM nor Bank of Montpelier is, and none have been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement. Neither NBM nor Bank of Montpelier is a party to any joint venture, partnership or other entity, agreement or contract that could be treated as a partnership for federal income tax purposes. Neither NBM nor Bank of Montpelier has any excess loss account (as defined in Treasury Department regulation Section 1.1502-19) with respect to the stock of Bank of Montpelier. Neither NBM nor Bank of Montpelier is a party to, or bound by, any tax allocation or sharing agreement. NBM has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

3.13. Property and Title. Section 3.13 of the NBM Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, now or formerly owned or held by NBM or Bank of Montpelier and used in the business of NBM or Bank of Montpelier (collectively, the “NBM Real Properties”). True and complete copies of all leases of NBM Real Properties to which NBM or Bank of Montpelier is a party have been provided to Rurban in Section 3.13 of the NBM Disclosure Schedule. Such leasehold interests have not been assigned or subleased. All NBM Real Properties which are owned by NBM or Bank of Montpelier are free and clear of all mortgages, liens, security interests, defects, encumbrances, easements, restrictions, reservations, conditions, covenants, agreements, encroachments, rights of way and zoning laws, except (a) those set forth in Section 3.13 of the NBM Disclosure Schedule; (b) easements, restrictions, reservations, conditions, covenants, rights of way, zoning laws and other defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and (c) liens for current Taxes not yet due and payable. NBM and Bank of Montpelier own, and are in rightful possession of, and have good title to, all of the other assets indicated in the NBM Financial Statements as being owned by NBM or Bank of Montpelier, free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any persons whatsoever except (x) those described in the Section 3.13 of the NBM Disclosure Schedule and (y) those assets disposed of in the ordinary course of business consistent with past practices. All of the assets of NBM and Bank of Montpelier are in good operating condition, except for normal maintenance and routine repairs, and are reasonably adequate to continue to conduct the respective businesses of NBM and Bank of Montpelier as such businesses are presently being conducted.

3.14. Legal Proceedings. Except as set forth in Section 3.14 of the NBM Disclosure Schedule, there are no actions, suits, proceedings, claims or investigations pending or appealable or, to the knowledge of NBM and Bank of Montpelier, threatened in any court, before any governmental agency or instrumentality or in any arbitration proceeding against or by NBM or Bank of Montpelier.

3.15. Regulatory Matters. Neither NBM, Bank of Montpelier nor their respective properties is a party to or subject to any order, judgment, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any court or federal or state governmental agency or authority, including any such agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the FRB and the FDIC) or the supervision or regulation of NBM or Bank of Montpelier (collectively, the “Regulatory Authorities”). Neither NBM nor Bank of Montpelier has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, judgment, decree, agreement, memorandum of understanding or similar arrangement, commitment letter, supervisory letter or similar submission.

3.16. No Conflict. Except as set forth in Section 3.16 of the NBM Disclosure Schedule, subject to the required adoption of this Agreement by the stockholders of NBM, receipt of the required approvals of Governmental Authorities and Regulatory Authorities and expiration of applicable regulatory waiting periods, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by NBM do not and will not (a) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (i) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any administrative agency or commission or other federal, state or local governmental authority or instrumentality (each, a “Governmental Authority”) applicable to NBM or Bank of Montpelier or any of their respective properties; (ii) the certificate of incorporation or bylaws of NBM or the governing instruments of Bank of Montpelier; (iii) any material agreement, indenture or instrument to which NBM or Bank of Montpelier is a party or by which any of them or of their respective properties or assets may be bound; or (iv) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to NBM or Bank of Montpelier; (b) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of NBM or Bank of Montpelier, except to the extent that such creation or acceleration will not have a material adverse effect on NBM; or (c) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by NBM or Bank of Montpelier.

3.17. Brokers and Finders. Except for the fees paid or payable to Austin Associates LLC (“NBM’s Financial Advisors”), which fees shall be paid in full by NBM and/or Bank of Montpelier prior to the Effective Time, there are no fees or commissions of any sort whatsoever claimed by, or payable by, NBM or Bank of Montpelier to, any broker, finder, intermediary, attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

3.18. Employment Agreements. Except as disclosed in Section 3.18 of the NBM Disclosure Schedule, neither NBM nor Bank of Montpelier is a party to any employment, change in control, severance or consulting agreement not terminable at will or obligated to pay any severance bonus or other compensation as a result of the Merger. Neither NBM nor Bank of Montpelier is a party to, bound by or negotiating, any collective bargaining agreement, nor are any of their respective employees represented by any labor union or similar organization. NBM and Bank of Montpelier are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither NBM nor Bank of Montpelier has engaged in any unfair labor practice.

3.19.	Employee Benefit Plans.

(a) Section 3.19(a) of the NBM Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension (including, without limitation, Pension Plans as defined below), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare (including, without limitation, “welfare plans” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to (currently or within the last six years), other than those described in Department of Labor (“DOL”) Reg. §§ 2510.3-1(b) through (k), 2510.3-2(d), 2510.3-3(b), by (i) NBM or Bank of Montpelier and in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”), officer or former officer (the “Officers”), or director or former director (the “Directors”) of NBM or Bank of Montpelier participates or to which any such Employees, Consultants, Officers or Directors are parties or (ii) any ERISA Affiliate (as defined below) (collectively, the “Compensation and Benefit Plans”). Neither NBM nor Bank of Montpelier has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except to the extent required by applicable law.

(b) To the knowledge of NBM and Bank of Montpelier, except as described in Section 3.19(b) of the NBM Disclosure Schedule, each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS and NBM is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of NBM, threatened, legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither NBM nor Bank of Montpelier has, directly or indirectly, engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject NBM or Bank of Montpelier to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(c) None of NBM, Bank of Montpelier nor any entity which is considered one employer with NBM under Section 4001(a)(14) of ERISA or Section 414(b), (c) or (m) of the Code (an “ERISA Affiliate”) is currently, or has been in the six (6) years prior to the date of this Agreement, a sponsor of, or obligated to contribute to, any Pension Plan subject to Title IV of ERISA. There is no pending investigation or enforcement action by the Pension Benefit Guaranty Corporation (“PBGC”), the DOL, the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.

(d) All contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or have been reflected on the NBM Financial Statements.

(e) Except as disclosed in Section 3.19(e) of the NBM Disclosure Schedule, neither NBM nor Bank of Montpelier has any obligations to provide retiree health or retiree life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as disclosed in Section 3.19(e) of the NBM Disclosure Schedule, there has been no communication to Employees by NBM or Bank of Montpelier that would reasonably be expected to promise or guarantee such Employees retiree health or retiree life insurance or other retiree death benefits on a permanent basis.

(f) NBM and Bank of Montpelier do not maintain any Compensation and Benefit Plans covering foreign Employees.

(g) With respect to each Compensation and Benefit Plan, if applicable, NBM has provided or made available to Rurban, true and complete copies of: (i) the most recently restated version of each plan document and all subsequent amendments thereto; (ii) the most recently restated version of each trust instrument and insurance contract and all subsequent amendments thereto; (iii) the two most recent annual returns (Forms 5500) and financial statements; (iv) the most recently restated summary plan descriptions and all subsequent summaries of material modifications; (v) forms filed with the PBGC within the twelve consecutive months ending immediately before the date hereof (other than for premium payments); (vi) the most recent determination letter issued by the IRS with respect to each Compensation and Benefit Plan that is intended to comply with Code § 401(a); (vii) any Form 5310, Form 5310A, Form 5300 or Form 5330 filed with the IRS within the twenty-four consecutive months ending immediately before the date hereof; and (viii) the most recent nondiscrimination tests performed under ERISA and the Code (including but not limited to Code Section 401(k) and 401(m) tests).

(h) Except as disclosed in Section 3.19(h) of the NBM Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (i) entitle any Employee, Officer, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (ii) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, except as required by law or (iii) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(i) Except as disclosed on Section 3.19(i) of the NBM Disclosure Schedule, neither NBM nor Bank of Montpelier maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(j) Except as disclosed on Section 3.19(j) of the NBM Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of NBM, Rurban or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) of NBM on a consolidated basis, regardless of whether such payment is reasonable compensation for personal services performed or to be performed in the future.

3.20. Compliance with Laws. Except with respect to Environmental Laws and Taxes, which are subject to Sections 3.24 and 3.12, respectively, each of NBM and Bank of Montpelier:

(a) has been and is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Federal Community Reinvestment Act, as amended (“CRA”), the Home Mortgage Disclosure Act, as amended, the Bank Secrecy Act, as amended, the USA Patriot Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, except for failures to be in compliance which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on NBM and Bank of Montpelier taken as a whole;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain any of the foregoing or to make any such filing, application or registration has not had or would not reasonably be expected to have a material adverse effect on NBM or Bank of Montpelier; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them has been threatened in writing, except for such failures to be in full force and effect which, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on NBM and Bank of Montpelier taken as a whole; and

(c) has received no written notification or communication from any Governmental Authority or Regulatory Authority, (i) asserting that NBM or Bank of Montpelier is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority or Regulatory Authority enforces, except as set forth in examination reports of the Regulatory Authorities; or (ii) threatening to revoke any license, franchise, permit or governmental authorization, which has not been resolved to the satisfaction of the Governmental Authority or Regulatory Authority that sent such notification or communication. There is no event which has occurred that, to the knowledge of NBM, would reasonably be expected to result in the revocation of any such license, franchise, permit or governmental authorization.

3.21 Insurance.

(a) Section 3.21 of the NBM Disclosure Schedule lists all of the insurance policies, binders or bonds maintained by NBM or Bank of Montpelier and a description of all claims filed by NBM and Bank of Montpelier against the insurers of NBM and Bank of Montpelier since January 1, 2005. All such insurance policies are in full force and effect, neither NBM nor Bank of Montpelier is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) The savings accounts and deposits of Bank of Montpelier are insured up to applicable limits by the FDIC in accordance with the Federal Deposit Insurance Act, and Bank of Montpelier has paid all assessments and filed all reports required by the Federal Deposit Insurance Act.

3.22. Governmental and Third-Party Proceedings. Except as set forth in Section 3.22 of the NBM Disclosure Schedule, no consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority, Regulatory Authority or any other third party is required to be made or obtained by NBM or Bank of Montpelier in connection with the execution, delivery or performance by NBM of this Agreement or the consummation by NBM of the transactions contemplated hereby, except for: (a) filings of applications and notices, as applicable, with and the approval of certain federal banking authorities; (b) the filing of the appropriate certificate of merger with the Delaware Secretary of State; and (c) the adoption of this Agreement by the NBM stockholders. As of the date hereof, NBM is not aware of any reason why the approvals set forth in Section 8.03(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.03(b).

3.23. Contracts. Section 3.23 of the NBM Disclosure Schedule sets forth a true and complete list of all contracts, agreements, commitments, arrangements or other instruments in existence as of the date of this Agreement (other than those which have been performed completely and those related to loans made by NBM or Bank of Montpelier, deposits in Bank of Montpelier, investment securities held by NBM or Bank of Montpelier, borrowings by NBM or Bank of Montpelier or contracts listed or referenced elsewhere in the NBM Disclosure Schedule): (a) which involve the payment by or to NBM or Bank of Montpelier of more than $10,000 in connection with the purchase of property or goods or the performance of services; or (b) which are not in the ordinary course of their respective businesses. True, complete and correct copies of all such contracts have been delivered to Rurban. Neither NBM nor Bank of Montpelier, nor, to the knowledge of NBM, any other party thereto, is in default under any such contract, agreement, commitment, arrangement or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected in any way, or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

3.24. Environmental Matters. Except as otherwise disclosed in Section 3.24 of the NBM Disclosure Schedule:

(a) To the knowledge of NBM, NBM and Bank of Montpelier are and have been at all times in compliance in all material respects with all applicable Environmental Laws, and, to the knowledge of NBM, neither NBM nor Bank of Montpelier has engaged in any activity in violation of any applicable Environmental Law;

(b) (i) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court, Governmental Authority or Regulatory Authority are pending or, to the knowledge of NBM, have been threatened or noticed in connection with any activities of NBM or Bank of Montpelier or any NBM Real Properties or improvements thereon, and (ii)  no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court, Governmental Authority or Regulatory Authority are pending or, to the knowledge of NBM, threatened or noticed in connection with any real properties in respect of which Bank of Montpelier has foreclosed or holds a mortgage or mortgages (hereinafter referred to as the “NBM Real Estate Collateral”);

(c) to the knowledge of NBM, no claims are pending or threatened or noticed by any third party against NBM or Bank of Montpelier, or with respect to the NBM Real Properties or improvements thereon, or the NBM Real Estate Collateral or improvements thereon, relating to damage, contribution, cost recovery, compensation, loss, injunctive relief, remediation or injury resulting from any Hazardous Materials which have not been resolved to the satisfaction of the parties involved;

(d) to the knowledge of NBM, no Hazardous Materials have been integrated into the NBM Real Properties or improvements thereon or any component thereof, or, to the knowledge of NBM, the NBM Real Estate Collateral or improvements thereon or any component thereof in such manner or quantity as (i) may reasonably be expected to or in fact would pose a threat to human health or (ii) would reasonably be expect to have a material adverse effect on NBM;

(e) to the knowledge of NBM, no portion of the NBM Real Properties or improvements thereon, or the NBM Real Estate Collateral or improvements thereon is located within 500 feet of (i) a release of Hazardous Materials which has been reported or is required to be reported under any Environmental Law or (ii) the location of any site used, in the past or presently, for the disposal of any Hazardous Materials; and

(f)  neither NBM nor Bank of Montpelier has knowledge or reason to believe that (i) any of the NBM Real Properties or improvements thereon or the NBM Real Estate Collateral or improvements thereon has been used for the treatment, storage or disposal of Hazardous Materials or has been contaminated by Hazardous Materials, (ii) any of the business operations of NBM or Bank of Montpelier have contaminated lands, waters or property of others with Hazardous Materials, except routine, office-generated municipal solid waste properly disposed of into licensed solid waste disposal facilities, or (iii) any of the NBM Real Properties or improvements thereon, or the NBM Real Estate Collateral or improvements thereon have in the past or presently contain underground storage tanks, friable asbestos materials or PCB-containing equipment.

(g) For purposes of this Agreement, (a) “Environmental Law” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state or local counterparts; and (b) “Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

3.25. Takeover Laws. NBM has taken all action required to be taken by NBM in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”) applicable to it, including, without limitation, such Takeover Laws of the State of Delaware; and (ii) any applicable provisions of the certificate of incorporation of NBM, the bylaws of NBM, and/or the governing documents of Bank of Montpelier.

3.26. Risk Management Instruments. Neither NBM nor Bank of Montpelier has any material interest rate swaps, caps, floors, option agreements, futures and forward contracts or other similar risk management arrangements, whether entered into for NBM’s own account, or for the account of Bank of Montpelier or any of its customers. Neither NBM nor Bank of Montpelier, nor to NBM’s knowledge any other party thereto, is in breach of any of its obligations under any interest rate swap, cap, floor, option agreement, futures or forward contract or other similar risk management arrangement as to which NBM or Bank of Montpelier has any interest.

3.27. Repurchase Agreements. Except as set forth in Section 3.27 of the NBM Disclosure Schedule, neither NBM nor Bank of Montpelier has purchased securities subject to an agreement to resell.

3.28. CRA Compliance. Neither NBM nor Bank of Montpelier has received any notice of non-compliance with the applicable provisions of CRA and the regulations promulgated thereunder, and Bank of Montpelier has received a CRA rating of satisfactory or better from the OCC as a result of its most recent CRA examination. Neither NBM nor Bank of Montpelier knows of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause NBM or Bank of Montpelier to receive any notice of non-compliance with such provisions or cause the CRA rating of NBM or Bank of Montpelier to fall below satisfactory.

3.29. Investment Securities. Except as disclosed in Section 3.29 of the NBM Disclosure Schedule, each of NBM and Bank of Montpelier has good title to all securities held by it (except securities sold under repurchase agreement or held in any fiduciary or agency capacity), free and clear of any charge, mortgage, pledge, security interest, hypothecation, restriction, claim, option, lien, encumbrance or interest of any person or persons whatsoever, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure the obligations of NBM or Bank of Montpelier or as collateral for public funds. .

3.30. Intellectual Property.

(a) Except as set forth in Section 3.30 of the NBM Disclosure Schedule, (a) NBM and Bank of Montpelier own, or have all rights necessary to use (in each case, free and clear of any liens, obligations for royalties or transfer restrictions, except for licenses for commonly available software and licenses to use interfaces or data that are contained in services agreements), all Intellectual Property (as defined below) used in or necessary for the conduct of their respective businesses as currently conducted, except to the extent that such failure to own or have all rights necessary to use would not reasonably be expected to have a material adverse effect on NBM; (b) with respect to each item of Intellectual Property owned or used by NBM or Bank of Montpelier immediately prior to the Effective Time: (i) such item is not, to NBM’s knowledge, subject to any outstanding injunction, judgment, order, decree, ruling, or charge to which NBM or Bank of Montpelier is a party; (ii) to NBM’s knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand to which NBM or Bank of Montpelier is a party or of which NBM or Bank of Montpelier has knowledge is pending, or, to the knowledge of NBM or Bank of Montpelier, is threatened, claimed or asserted which challenges the legality, validity, enforceability, use or ownership of such item; and (iii) neither NBM nor Bank of Montpelier has agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to such item, excluding agreements to indemnify under licenses for commonly available software and pertaining to licenses to use interfaces or data that are contained in services agreements; and (c) to NBM’s knowledge, no Intellectual Property owned by NBM or Bank of Montpelier is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(b) To the extent that any Intellectual Property is held by NBM or Bank of Montpelier pursuant to any license, sublicense, agreement or permission (excluding licenses for commonly available software and licenses to use interfaces or data that are contained in services agreements): (A) such license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect; and (B) to NBM’s knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder.

(c) For purposes of this Agreement, “Intellectual Property” shall mean trademarks and service marks, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions and discoveries that may be patentable, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; copyrightable works; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.31. NBM Books and Records. True and complete copies of all documents listed in the NBM Disclosure Schedule have been made available or provided to Rurban. The books of account, stock record books and other financial and corporate records of NBM and Bank of Montpelier, all of which have been made available to Rurban, are complete and correct in all material respects, except for portions of records of various meetings that relate specifically to the consideration of the transactions contemplated by this Agreement.

3.32. Ownership of Rurban Shares. As of the date hereof, except as otherwise disclosed in Section 3.32 of the NBM Disclosure Schedule, neither NBM nor Bank of Montpelier nor, to the knowledge of NBM, any of their affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, any shares of Rurban or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Rurban.

3.33. Fairness Opinion. The board of directors of NBM has received the opinion of NBM’s Financial Advisors dated the date of this Agreement to the effect that the consideration to be received by the NBM stockholders in the Merger is fair, from a financial point of view, to the NBM stockholders, and such opinion has not been withdrawn or modified.

3.34. Internal Controls. The chief executive officer of NBM has evaluated internal control over financial reporting as of the end of the periods covered by the NBM Financial Statements. Based on such evaluation, NBM has disclosed to Rurban (i) all significant deficiencies and material weaknesses of which NBM has knowledge in NBM’s internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in NBM’s internal control over financial reporting. NBM has provided to Rurban access to all documentation related to NBM’s internal control over financial reporting

ARTICLE FOUR
REPRESENTATIONS AND WARRANTIES OF RURBAN AND MERGER CORP.

Each of Rurban and Merger Corp. hereby represents and warrants to NBM that:

4.01. Corporate Status. Rurban is an Ohio corporation and a bank holding company registered under the BHCA. Merger Corp. is an Ohio corporation. Each of Rurban and Merger Corp. is duly organized, validly existing and in good standing under the laws of the State of Ohio and has the full corporate power and authority to own its property, to carry on its business as presently conducted and to enter into and, subject to the obtaining of appropriate approvals of Governmental Authorities and Regulatory Authorities, perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement.

4.02. Corporate Proceedings. All corporate proceedings of Rurban and Merger Corp. necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken. This Agreement has been duly executed and delivered by duly authorized officers of each of Rurban and Merger Corp.

4.03. Authorized and Effective Agreement. Assuming the due authorization, execution and delivery by NBM, this Agreement constitutes the legal, valid and binding obligation of each of Rurban and Merger Corp., enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing. Each of Rurban and Merger Corp. has the right, power, authority and capacity to execute and deliver this Agreement and, subject to the obtaining of appropriate approvals by Governmental Authorities and Regulatory Authorities and the expiration of applicable regulatory waiting periods, to perform their obligations under this Agreement.

4.04. No Conflict. Subject to the receipt of the required approvals of Governmental Authorities and Regulatory Authorities and the expiration of applicable regulatory waiting periods, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Rurban and Merger Corp. do not and will not (a) conflict with, or result in a violation of, or result in the breach of or a default (or which with notice or lapse of time would result in a default) under, any provision of: (i) any federal, state or local law, regulation, ordinance, order, rule or administrative ruling of any Governmental Authority applicable to Rurban or Merger Corp. or any of their respective properties; (ii) the articles of incorporation or code of regulations of Rurban or Merger Corp.; (iii) any material agreement, indenture or instrument to which Rurban or Merger Corp. is a party or by which either or them or their respective properties or assets may be bound; or (iv) any order, judgment, writ, injunction or decree of any court, arbitration panel or any Governmental Authority applicable to Rurban or Merger Corp.; (b) result in the creation or acceleration of any security interest, mortgage, option, claim, lien, charge or encumbrance upon or interest in any property of Rurban or Merger Corp., except to the extent that such creation or acceleration will not have a material adverse effect on Rurban; or (c) violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any material license, approval, certificate, permit or authorization held by Rurban or Merger Corp.

4.05. Brokers and Finders. Except for the fees paid or payable to Stifel, Nicolaus & Company, Incorporated, there are no fees or commissions of any sort whatsoever claimed by, or payable by Rurban or Merger Corp. to, any broker, finder, intermediary, attorney, accountant or any other similar person in connection with effecting this Agreement or the transactions contemplated hereby, except for ordinary and customary legal and accounting fees.

4.06. Governmental and Third-Party Proceedings. No consent, approval, authorization of, or registration, declaration or filing with, any court, Governmental Authority, Regulatory Authority or any other third party is required to be made or obtained by Rurban or Merger Corp. in connection with the execution, delivery or performance by Rurban or Merger Corp. of this Agreement or the consummation by Rurban or Merger Corp. of the transactions contemplated hereby, except for: (a) filings of applications or notices, as applicable, with and the approval of certain federal banking authorities; and (b) the filing of the appropriate certificate of merger with the Delaware Secretary of State. As of the date hereof, Rurban and Merger Corp. are not aware of any reason why the approvals set forth in Section 8.03(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.03(b).

4.07. Financial Ability to Perform. Rurban and Merger Corp. have the financial wherewithal to perform their respective obligations under this Agreement.

4.08. Ownership of NBM Shares. As of the date hereof, neither Rurban nor Merger Corp., nor to the knowledge of Rurban or any of Rurban’s affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, any NBM Shares or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any NBM Shares.

4.09. Takeover Laws. Rurban has taken all action necessary to be taken by Rurban in order to comply with any applicable Takeover Laws in connection with this Agreement and the transactions contemplated hereby.

ARTICLE FIVE
FURTHER COVENANTS OF NBM

5.01. Operation of Business. NBM covenants to Rurban that, throughout the period from the date of this Agreement to and including the Closing, except as expressly contemplated or permitted by this Agreement or to the extent that Rurban shall otherwise consent in writing:

(a) Conduct of Business. NBM’s business, and the business of Bank of Montpelier, will be conducted only in the ordinary and usual course consistent with past practice. NBM will not, and will cause Bank of Montpelier not to, take any action that would be inconsistent with any representation or warranty of NBM set forth in this Agreement or which would cause a breach of any such representation or warranty if made at or immediately following such action, except as may be required by applicable law or regulation;

(b) Changes in Business and Capital Structure. NBM will not, and will cause Bank of Montpelier not to:

(i) sell, transfer, mortgage, pledge or subject to any lien or otherwise encumber any of the assets of NBM or Bank of Montpelier, tangible or intangible, which are material, individually or in the aggregate, to NBM on a consolidated basis, except in the ordinary course of business for full and fair consideration actually received;

(ii) make any capital expenditure or capital additions or improvements which individually exceed $5,000 or exceed $25,000 in the aggregate;

(iii) become bound by, enter into, or perform any material contract, commitment or transaction that would be reasonably likely to (A) have a material adverse effect on NBM on a consolidated basis, (B) impair in any material respect the ability of NBM to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(iv) declare, pay or set aside for payment any dividends or make any distributions on NBM Shares other than regular quarterly dividends to be paid in an amount and manner consistent with NBM’s historical dividend payment practices;

(v) purchase, redeem, retire or otherwise acquire any shares of its capital stock;

(vi) issue or grant any option or right to acquire any shares of its capital stock;

(vii) amend or propose to amend any of the governing documents of NBM or Bank of Montpelier except as otherwise expressly contemplated by this Agreement;

(viii) effect, directly or indirectly, any share split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

(ix) acquire any real property or all or any portion of the assets, business, deposits or properties of any other entity other than in the ordinary and usual course of business consistent with past practice (A) by way of foreclosures or (B) by acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith;

(x) enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit-sharing, deferred compensa-tion, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Director, Officer, Consultant or Employee of NBM or Bank of Montpelier, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; provided, however, that NBM or Bank of Montpelier may take such actions in order to satisfy either applicable law or contractual obligations, including those arising under its benefit plans, existing as of the date hereof and disclosed in the NBM Disclosure Schedule, or regular annual renewals of insurance contracts;

(xi) hire any full-time employee, other than replacement employees for positions then existing, announce or pay any general wage or salary increase or bonus, or enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any Officer, Director or Employee of NBM or Bank of Montpelier, except, in each case, for changes that are required by applicable law, to satisfy contractual obligations existing as of the date hereof that are disclosed in the NBM Disclosure Schedule, or to pay pre-announced compensation set forth in the NBM Disclosure Schedule;

(xii) borrow or agree to borrow any funds, including but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others, except for amounts as may be obtained with the right of prepayment at any time without penalty or premium, borrowings on an overnight or daily basis, and deposit taking in the ordinary course of its business;

(xiii) enter into or terminate any contract, other than a loan or deposit contract, requiring the payment or receipt of $10,000 or more in any 12-month period or $25,000 in the aggregate or amend or modify in any material respect any of its existing material contracts, except as set forth in the NBM Disclosure Schedule;

(xiv) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(xv) waive or cancel any right of material value or material debts, except in the ordinary course of business consistent with past practices;

(xvi) make or change any Tax election or Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to NBM or Bank of Montpelier, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to NBM or Bank of Montpelier, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of NBM or Bank of Montpelier for any period ending after the Effective Time or decreasing any Tax attribute of NBM or Bank of Montpelier existing as of the Effective Time;

(xvii) originate or issue a commitment to originate any loan secured by real estate in a principal amount of $150,000 or more or any other loan in a principal amount of $25,000 or more;

(xviii) establish any new lending programs or make any changes in its policies concerning which persons may approve loans;

(xix) enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account, other than U.S. Government and U.S. agency obligations;

(xx) enter into any interest rate swaps or derivative or hedge contracts;

(xxi) increase or decrease the rate of interest paid on time deposits or certificates of deposits, except in a manner and consistent with past practices in relation to rates prevailing in Bank of Montpelier’s market;

(xxii) foreclose upon or otherwise take title to or possession or control of any real property or entity thereon without first obtaining a Phase I Environmental Site Assessment performed pursuant to ASTME 1527-05 thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single family residential real property of one acre or less to be foreclosed upon unless NBM or Bank of Montpelier has reason to believe such real property may contain any such Hazardous Material;

(xxiii) purchase or otherwise acquire any interest in a loan held by a third party;

(xxiv) open any new branches or loan production officers or close or relocate any branches or loan production offices in existence on the date of this Agreement;

(xxv) take any action that would result in (A) any of its representations or warranties contained in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article Eight not being satisfied or (C) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation;

(xxvi) cause any material adverse change in the amount or general composition of deposit liabilities other than in the ordinary course of business; or

(xxvii) enter into any agreement to do any of the foregoing.

(c) Maintenance of Property. NBM shall, and shall cause Bank of Montpelier to, use their commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(d) Performance of Obligations. NBM and Bank of Montpelier shall perform all of their respective obligations under all material agreements relating to or affecting their respective properties, rights and businesses.

(e) Maintenance of Business Organization. NBM shall, and shall cause Bank of Montpelier to, use their commercially reasonable efforts to maintain and preserve their respective business organizations intact, to retain present key Employees, and to maintain the respective relationships of customers, suppliers and others having business relationships with them.

(f) Insurance. NBM shall, and shall cause Bank of Montpelier to, maintain insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, were maintained by them as of the date of this Agreement, and upon the renewal or termination of such insurance, NBM and Bank of Montpelier will use their commercially reasonable efforts to renew or replace such insurance coverage with reputable insurers, in respect of the amounts, premiums, types and risks insured or maintained by them as of the date of this Agreement.

(g) Access to Information. NBM shall, and shall cause Bank of Montpelier to, afford to Rurban and to its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of the respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records of NBM and Bank of Montpelier and, during such period, NBM and Bank of Montpelier shall make available to Rurban on a prompt basis (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (ii) all other information concerning its business, properties and personnel as Rurban may reasonably request (including the financial and Tax work papers of independent auditors and financial consultants); provided, however, that Rurban shall not unreasonably interfere with the business operations of NBM or Bank of Montpelier.

(h) Payment of Taxes. NBM will, and will cause Bank of Montpelier to, timely file all Tax Returns required to be filed on or before the Effective Time, and accrue and reserve for, and pay, any Tax (whether or not shown on a Tax Return) due on or before the Effective Time.

(i) Risk Management. Except as required by applicable law or regulation or by the OCC or any other Regulatory Authority, neither NBM nor Bank of Montpelier will (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risks; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

5.02. Notification. Between the date of this Agreement and the Closing Date, NBM will promptly notify Rurban in writing if NBM obtains knowledge of any fact or condition that (a) causes or constitutes a breach of any of NBM’s representations and warranties or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the NBM Disclosure Schedule, NBM will promptly deliver to Rurban a supplement to the NBM Disclosure Schedule specifying such change (“Updated NBM Disclosure Schedule”); provided, however, that the disclosure of such change in the Updated NBM Disclosure Schedule shall not be deemed to constitute a cure of any breach of any representation or warranty made pursuant to this Agreement unless consented to in writing by Rurban. During the same period, NBM will promptly notify Rurban of (i) the occurrence of any uncured breach of any of the covenants of NBM contained in this Agreement, (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely or (iii) the occurrence of any event that is reasonably likely, individually or taken with all other facts, events or circumstances known to NBM, to result in a material adverse effect with respect to NBM and its Subsidiaries on a consolidated basis.

5.03. Acquisition Proposal. From and after the date hereof, NBM will not, directly or indirectly through any of its Officers, Directors, Employees, agents or advisors, solicit, initiate or knowingly encourage, including by means of furnishing information, any proposals, offers or inquiries from any person or entity, or discuss or negotiate with any such person or entity, regarding any acquisition or purchase of all or a material amount of the assets or deposits, or any equity securities, of NBM or Bank of Montpelier, or any merger, tender or exchange offer, consolidation or business combination involving, NBM or Bank of Montpelier (collectively, “Acquisition Proposals”). The foregoing sentence shall not apply, however, to the consideration, negotiation and consummation of an Acquisition Proposal not solicited or initiated by NBM or Bank of Montpelier or any of their respective Officers, Directors, agents or affiliates if, and to the extent that, the board of directors of NBM determines in good faith after consultation with NBM’s Financial Advisors and upon written advice of legal counsel to NBM that failure to consider such Acquisition Proposal could reasonably be expected to constitute a breach of its fiduciary duties to the NBM stockholders under applicable law; provided, however, that NBM shall give Rurban prompt notice of any such Acquisition Proposal and keep Rurban promptly informed regarding the substance thereof and the response of the NBM board of directors thereto. NBM shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Rurban with respect to any Acquisition Proposal and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal.

5.04. Delivery of Information. NBM shall furnish to Rurban promptly after such documents are available (a) all reports, proxy statements or other communications by NBM to its stockholders generally and (b) all press releases relating to any transactions.

5.05. Takeover Laws. NBM shall take all necessary steps to (a) comply with (or continue to comply with) the requirements of any applicable Takeover Law and provisions under its certificate of incorporation and bylaws, as applicable, by action of the board of directors of NBM or otherwise, and (b) assist in any challenge by Rurban to the validity, or applicability to the Merger, of any Takeover Law.

5.06. Merger of Subsidiaries. In the event that Rurban shall request, NBM shall take such actions, and shall cause Bank of Montpelier to take such actions, as may reasonably be required in order to effect, at or after the Effective Time, the Bank Merger; provided, however, that the Bank Merger shall not take effect until after (a) the Merger and (b) the merger of the Surviving Corporation with and into Rurban.

5.07. Accounting Policies. After the stockholders of NBM have approved the Merger and after the receipt of necessary regulatory approvals, on or before the Effective Time and at the request of Rurban, NBM shall cause Bank of Montpelier to promptly (a) establish and take such reserves and accruals to conform Bank of Montpelier’s loan, accrual and reserve policies to State Bank’s policies; (b) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or writedown of various assets and other appropriate accounting adjustments; and (c) recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, to the extent permitted by law and consistent with GAAP and the fiduciary duties of the Officers and Directors of NBM and Bank of Montpelier; provided, however, that neither NBM nor Bank of Montpelier shall be obligated to make any such changes or adjustments until the satisfaction of all unwaived conditions set forth in Sections 8.02 and 8.03.

5.08. No Control. Nothing contained in this Agreement shall give Rurban, directly or indirectly, the right to control or direct the operations of NBM or Bank of Montpelier prior to the Effective Time. Prior to the Effective Time, each of NBM and Rurban shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its subsidiaries respective operations.

5.09. Voting Agreement. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Rurban’s willingness to enter into this Agreement, each of the directors of NBM and Bank of Montpelier shall enter into a Voting Agreement in the form attached hereto as Exhibit A. If any person shall become a director of NBM and Bank of Montpelier after the date of this Agreement and until the Effective Time, NBM shall cause each such person to execute a Voting Agreement.

ARTICLE SIX
FURTHER COVENANTS OF RURBAN

6.01. Access to Information. Rurban shall furnish to NBM promptly after such documents are available (a) all reports, proxy statements or other communications by Rurban to its shareholders generally and (b) all press releases relating to any transactions.

6.02. Employees; Employee Benefits.

(a) All employees of NBM and Bank of Montpelier who are actively employed at the Effective Time and who are offered employment by State Bank or another Subsidiary of Rurban (“Continuing Employees”) at the Effective Time and who are not currently covered by a written employment or severance agreement with NBM or Bank of Montpelier, shall be employed as at-will employees of NBM or such other Subsidiary of Rurban. Continuing Employees will continue to participate in the NBM Compensation and Benefit Plans, including health benefit plans unless and until Rurban, in its sole discretion, shall determine that all or some of the NBM Compensation and Benefit Plans shall be terminated or merged into certain employee benefit plans of Rurban or a Rurban Subsidiary. Following the termination or merger of all or some of the NBM Compensation and Benefit Plans, Rurban will, or will cause its Subsidiaries to, provide each Continuing Employee with employee benefits to replace those programs that have been terminated or merged (other than equity or equity-based plans and programs) that are no less than the benefits provided to similarly situated employees of Rurban and its Subsidiaries. At such time as the Continuing Employees shall participate in any employee benefit plans of Rurban pursuant to the foregoing, each such Continuing Employee shall be credited with years of service with NBM or Bank of Montpelier and, to the extent credit would have been given by NBM or Bank of Montpelier for years of service with a predecessor (including any organization acquired by NBM or Bank of Montpelier), years of service with a predecessor of NBM or Bank of Montpelier, for purposes of eligibility and vesting in the employee benefit plans of Rurban, including for purposes of seniority under vacation and sick pay plans and programs. Continuing Employees, however, will not be entitled to prior service credit with respect to the accrual of benefits or allocation of employer contributions under Rurban’s 401(k) plan, ESOP, or any other plan that provides for the accrual of benefits. Subject to any non-waivable limitations under its group health plans, Rurban shall cause any and all pre-existing condition limitations (to the extent such limitation did not apply to a pre-existing condition under NBM’s or Bank of Montpelier’s equivalent plan) and eligibility waiting periods under group health plans with respect to Continuing Employees and their eligible dependents to be waived. For the remainder of the year ending December 31, 2008, Rurban will provide to each Continuing Employee, with pay, the accrued vacation and sick days listed in Section 6.02(a) of the NBM Disclosure Schedule to the extent not used by the Continuing Employee prior to Closing.

(b) Any employee of NBM or Bank of Montpelier immediately before the Effective Time who is not currently covered by a written employment or severance agreement with NBM or Bank of Montpelier and who is not offered employment by State Bank or another Subsidiary of Rurban at the Effective Time shall receive: (i) a severance payment equal to the product of one (1) week of such employee’s then current salary multiplied by the number of total years of service as an employee of NBM or Bank of Montpelier (up to a maximum of 20 weeks’ salary); and (ii) payment for vacation and sick time that is unused and accrued consistent with the terms of NBM’s or Bank of Montpelier’s vacation and sick time policies in effect on the date of this Agreement. Additionally, any such employee who is not retained after the Effective Time shall be entitled to elect so-called “COBRA” in accordance with, and subject to, the provisions of Code Section 4980B(f).

(c)  As of the date of this Agreement, Al Fiser shall enter into a Change of Control Agreement and a SERP Agreement with Rurban and/or State Bank, and each of such agreements shall become effective at the Effective Time if the Closing occurs.

(d) The covenants in this Section 6.02 shall survive the Merger.

6.03. Notification. Between the date of this Agreement and the Closing Date, Rurban will promptly notify NBM in writing if Rurban becomes aware of any fact or condition that (a) causes or constitutes a breach of any of the representations and warranties of Rurban and Merger Corp. or (b) would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Rurban will promptly notify NBM of (i) the occurrence of any material breach of any of the covenants of Rurban or Merger Corp. contained in this Agreement, or (ii) the occurrence of any event that may make the satisfaction of the conditions in this Agreement impossible or unlikely.

6.04. Indemnification; Officers’ and Directors’ Liability Insurance.

(a) For a period of four (4) years after the Effective Time, Rurban shall indemnify each person who served as a director or officer of NBM or Bank of Montpelier on or before the Effective Time, to the fullest extent provided by the certificate of incorporation and bylaws of NBM or the governing documents of Bank of Montpelier (each, an “Indemnified Party”), from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was a director or officer of NBM or Bank of Montpelier; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws, including, without limitation, the provisions of 12 U.S.C. § 1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359). No Indemnified Party shall be entitled to such indemnification with respect to a claim (i) if such Indemnified Party fails to cooperate in the defense and investigation of such claim as to which indemnification may be made, or (ii) if such person fails to deliver such notices as may be required under any applicable directors’ and officers’ liability insurance policy to preserve any possible claims of which the Indemnified Party is aware, to the extent such failure results in the denial of payment under such policy.

(b) For a period of three (3) years from the Effective Time, Rurban shall contract for the provision of that portion of directors’ and officers’ liability insurance that serves to reimburse the present and former Officers and Directors of NBM and Bank of Montpelier (determined as of the Effective Time) with respect to claims against such Officers and Directors arising from facts or events which occurred before the Effective Time, on terms no less favorable than those in effect on the date hereof; provided, however, that Rurban may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; and provided further, however, that in no event shall Rurban be required to expend more than 150% of the current amount expended by NBM and Bank of Montpelier to maintain or procure such directors’ and officers’ liability insurance (and, if Rurban is unable to maintain or obtain the insurance called for by this Section 6.04(b) for such amount, Rurban shall obtain as much comparable insurance as is available for such amount).

ARTICLE SEVEN
FURTHER OBLIGATIONS OF THE PARTIES

7.01. Cooperative Action. Subject to the terms and conditions of this Agreement, each of NBM, Merger Corp. and Rurban agrees to use its reasonable best efforts in good faith to satisfy all conditions to this Agreement and to cause the consummation of the transactions contemplated by this Agreement, and to take, or cause to be taken, all necessary actions and to execute all additional documents, agreements and instruments that may be reasonably required, in the opinion of counsel for NBM and counsel for Rurban, to satisfy all applicable state and federal legal requirements, so that this Agreement and the transactions contemplated hereby will become effective as promptly as practicable.

7.02. Press Releases. Neither Rurban (and Merger Corp.) nor NBM shall make any press release or other public announcement concerning the transactions contemplated by this Agreement without the consent of the other party hereto as to the form and contents of such press release or public announcement, except to the extent that such press release or public announcement may be required by law or the rules of The Nasdaq Stock Market to be made before such consent can be obtained.

7.03. Proxy Statement; NBM Meeting.

(a) As promptly as reasonably practical following the date hereof, NBM shall prepare, in consultation with Rurban and with Rurban’s cooperation, mutually acceptable proxy materials (including all amendments or supplements thereto, the “Proxy Statement”) relating to the matters to be submitted to the NBM stockholders at the NBM Meeting. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) to NBM stockholders, NBM (i) shall provide Rurban with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Rurban, and (iii) shall not file or mail such document prior to receiving Rurban’s approval, which approval shall not be unreasonably withheld or delayed.

(b) Each of NBM and Rurban agrees, as to itself and its Subsidiaries, that none of the information to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, as of the date such Proxy Statement is mailed to stockholders of NBM and up to and including the date of the NBM Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading. All information about NBM and Bank of Montpelier included in the Proxy Statement will be deemed to have been supplied by NBM. All information about Rurban and its Subsidiaries included in the Proxy Statement will be deemed to have been supplied by Rurban.

(c) Each of NBM and Rurban agrees, if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to cooperate in taking the necessary steps to correct the Proxy Statement.

(d) NBM shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the NBM Meeting, regardless of whether the board of directors of NBM determines at any time that this Agreement or the Merger is no longer advisable or recommends that the stockholders of NBM reject this Agreement or the Merger. The NBM board of directors shall recommend to its stockholders that they adopt this Agreement, and shall include such recommendation in the Proxy Statement, unless the board of directors of NBM reasonably determines in good faith after consultation with NBM’s Financial Advisors and upon written advice of counsel to NBM that such a recommendation would constitute a breach of its fiduciary duties to the stockholders of NBM.

7.04. Regulatory Applications. Rurban and NBM and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Rurban and NBM shall promptly provide all information required from them in order to enable the other to make necessary filings. Rurban and NBM shall make or cause to be made all necessary regulatory filings within thirty (30) days of the date of this Agreement, unless delay is caused by others not a party to this Agreement. Each of Rurban and NBM shall have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of material matters relating to completion of the transactions contemplated hereby. Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or of its Subsidiary to any third party or Governmental or Regulatory Authority.

7.05. Confidentiality. The parties to this Agreement acknowledge the confidential and proprietary nature of the information as hereinafter described which has heretofore been exchanged and which will be received from each other hereunder (the “Information”) and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party’s employees or agents. Such Information shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement, or Information which is required to be furnished or used in connection with legal proceedings. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party’s business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon the written request of the disclosing party, upon termination of this Agreement, the other parties will promptly return or destroy Information in their possession and certify to the disclosing party that the party has done so.

ARTICLE EIGHT
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

8.01. Conditions to the Obligations of Rurban and Merger Corp. The obligations of Rurban and Merger Corp. under this Agreement shall be subject to the satisfaction, or written waiver by Rurban and Merger Corp. prior to the Closing Date, of each of the following conditions precedent:

(a) The representations and warranties of NBM set forth in this Agreement (without giving effect to any material adverse effect, materiality or similar qualifiers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that those representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and Rurban and Merger Corp. shall have received a certificate, dated the Closing Date, signed on behalf of NBM by the chief executive officer of NBM to such effect.

(b) NBM shall have performed in all material respects all of its covenants and obligations under this Agreement to be performed by it on or prior to the Closing Date, including those relating to the Closing and the closing deliveries required by Section 9.03 of this Agreement; and Rurban and Merger Corp. shall have received a certificate, dated the Closing Date, signed on behalf of NBM by the chief executive officer of NBM to such effect.

(c) NBM shall have obtained the consent or approval of each person (other than Governmental Authorities and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on Rurban on a consolidated basis.

(d) From the date of this Agreement, there shall not have occurred any material adverse effect on NBM and its Subsidiaries on a consolidated basis, or any change, condition, event or development that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on NBM and its Subsidiaries on a consolidated basis.

(e) With respect to each loan by Bank of Montpelier in excess of $250,000 which has a USDA/FSA guarantee, NBM shall have delivered or caused to be delivered to Rurban a written confirmation by the USDA or other evidence reasonably satisfactory to Rurban that affirms that such guarantee remains in full force and effect.

8.02. Conditions to the Obligations of NBM.  The obligations of NBM under this Agreement shall be subject to satisfaction, or written waiver by NBM prior to the Closing Date, of each of the following conditions precedent:

(a) The representations and warranties of Rurban and Merger Corp. set forth in this Agreement (without giving effect to any material adverse effect, materiality or similar qualifiers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were also made as of the Closing Date, except that representations and warranties which by their terms speak as of a specific date shall be true and correct as of such date; and NBM shall have received a certificate, dated the Closing Date, signed on behalf of Rurban by the chief executive officer and the chief financial officer of Rurban to such effect.

(b) Each of Rurban and Merger Corp. shall have performed in all material respects all of their covenants and obligations under this Agreement to be performed by them on or prior to the Closing Date, including those related to the Closing and the closing deliveries required by Section 9.02 of this Agreement; and NBM shall have received a certificate, dated the Closing Date, signed on behalf of Rurban by the chief executive officer and the chief financial officer of Rurban to such effect.

(c) Rurban and Merger Corp. shall have obtained the consent or approval of each person (other than Governmental Authorities and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect, after the Effective Time, on Rurban on a consolidated basis.

8.03. Mutual Conditions. The obligations of NBM, Rurban and Merger Corp. under this Agreement shall be subject to the satisfaction, or written waiver by NBM, Rurban and Merger Corp. prior to the Closing Date, of each of the following conditions precedent:

(a) The stockholders of NBM shall have duly adopted this Agreement by the required vote.

(b) All approvals of Governmental Authorities and Regulatory Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or statute, rule or order shall contain any conditions, restrictions or requirements that would reasonably be expected to have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of Rurban on a consolidated basis.

(c) No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No Governmental Authority or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, deemed applicable, threatened, commenced a proceeding with respect to or entered any statute, rule, regulation, judgment, decree, injunction or other order prohibiting consummation of the transactions contemplated by this Agreement or making the Merger illegal.

ARTICLE NINE
CLOSING

9.01. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Rurban, 401 Clinton Street, Defiance, Ohio 43512, at (a) 10:00, local time, on a date designated by Rurban, which date shall not be earlier than the third business day to occur after the last of the conditions set forth in Article Eight shall have been satisfied or waived in accordance with the terms of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) or later than the last business day of the month in which such third business day occurs, provided that no such designation shall cause the Closing to occur on a date after that specified in Section 11.01(b)(i) of this Agreement or after the date or dates on which any Governmental Authority or Regulatory Authority approval or any extension thereof expires; or (b) such other time and date to which the parties agree in writing. The date of the Closing is sometimes herein called the “Closing Date.”

9.02. Closing Deliveries Required of Rurban and Merger Corp. At the Closing, Rurban and Merger Corp. shall cause all of the following to be delivered to NBM:

(a) A certificate of merger duly executed by Merger Corp. in accordance with the DGCL and in appropriate form for filing with the Delaware Secretary of State.

(b) The certificates of Rurban and Merger Corp. contemplated by Section 8.02(a) and (b) of this Agreement.

(c) Copies of all resolutions adopted by the directors of Rurban and Merger Corp. and by the stockholder of Merger Corp. approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or the assistant secretary of Rurban and Merger Corp., dated as of the Closing Date, and certifying (i) the date and manner of adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

9.03. Closing Deliveries Required of NBM. At the Closing, NBM shall cause all of the following to be delivered to Rurban:

(a) A certificate of merger duly executed by NBM in accordance with the DGCL and in appropriate form for filing with the Delaware Secretary of State.

(b) The certificates of NBM contemplated by Sections 8.01(a) and (b) of this Agreement.

(c) Copies of all resolutions adopted by the directors and the stockholders of NBM approving and adopting this Agreement and authorizing the consummation of the transactions described herein, accompanied by a certificate of the secretary or the assistant secretary of NBM, dated as of the Closing Date, and certifying (i) the date and manner of the adoption of each such resolution; and (ii) that each such resolution is in full force and effect, without amendment or repeal, as of the Closing Date.

(d) A statement executed on behalf of NBM, dated as of the Effective Date, certifying that the NBM Shares do not represent U.S. real property interests within the meaning of Section 897 of the Code and the Treasury Department regulations promulgated thereunder.

ARTICLE TEN
NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

10.01. Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of Rurban, Merger Corp. and NBM set forth in this Agreement, or in any document delivered pursuant to the terms hereof or in connection with the transactions contemplated hereby, shall not survive the Closing and the consummation of the transactions referred to herein, other than covenants which by their terms are to survive or be performed after the Effective Time (including, without limitation, those set forth in Article Six, this Article Ten, Article Eleven and Article Twelve); except that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Rurban or NBM (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any stockholder or former stockholder of either NBM or Rurban.

ARTICLE ELEVEN
TERMINATION

11.01. Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether prior to or after this Agreement has been adopted by the stockholders of NBM:

(a) By mutual written agreement of NBM, Merger Corp. and Rurban duly authorized by action taken by or on behalf of their respective boards of directors;

(b) By either NBM or Rurban and Merger Corp., duly authorized by action taken by or on behalf of their respective boards of directors, upon written notification to the non-terminating party by the terminating party, if:

(i) at any time after December 31, 2008, the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party; or

(ii) any event occurs which, in the reasonable opinion of either Rurban and Merger Corp. or NBM, would preclude satisfaction of any of the conditions set forth in Section 8.03 of this Agreement;

(c) By Rurban and Merger Corp., duly authorized by action taken by or on behalf of their boards of directors, by providing written notice to NBM, if:

(i) prior to the Closing Date, any representation and warranty of NBM shall have become untrue such that the condition set forth at Section 8.01(a) would not be satisfied and which breach has not been cured within thirty (30) days following receipt by NBM of written notice of breach or is incapable of being cured during such time period;

(ii) NBM shall have failed to comply in any material respect with any covenant or agreement on the part of NBM contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply shall not have been cured within thirty (30) days following receipt by NBM of written notice of such failure to comply or is incapable of being cured during such time period; or

(iii) in the event that the restatement of the NBM Financial Statements in accordance with GAAP would result in a negative Financial Impact of greater than $1,000,000.

(d) By NBM, duly authorized by action taken by or on behalf of its board of directors, by providing written notice to Rurban and Merger Corp.:

(i) if, prior to the Closing Date, any representation and warranty of Rurban or Merger Corp. shall have become untrue such that the condition set forth at Section 8.02(a) would not be satisfied and which breach has not been cured within thirty (30) days following receipt by Rurban and Merger Corp. of written notice of breach or is incapable of being cured during such time period;

(ii) if Rurban or Merger Corp. shall have failed to comply in any material respect with any covenant or agreement on the part of Rurban or Merger Corp. contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply shall not have been cured within thirty (30) days following receipt by Rurban and Merger Corp. of written notice of such failure to comply or is incapable of being cured during such time period; or

(iii) if an Acquisition Proposal has been made, provided NBM made the determination as set forth in Section 5.03 and complied with its obligations under Section 5.03, and provided further that NBM’s ability to terminate pursuant to this subsection (d)(iii) is conditioned upon the payment by NBM to Rurban of any amounts owed by NBM to Rurban pursuant to Section 11.02(b).

11.02. Effect of Termination.

(a) If this Agreement is validly terminated by either NBM or Rurban pursuant to Section 11.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either NBM or Rurban, except (i) that the provisions of Sections 5.03, 7.02, 7.05 and 12.07 and this Section 11.02 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

(b) In the event that any person or group shall have made an Acquisition Proposal prior to termination, and (i) after receipt of such Acquisition Proposal this Agreement is terminated by the NBM board of directors or the stockholders of NBM fail to approve the Merger and (ii) within twelve (12) months thereafter any Acquisition Proposal is accepted by the NBM board of directors or an Acquisition Proposal is consummated, then NBM shall pay to Rurban, by wire transfer of same day funds, within five (5) business days thereafter, a termination fee of $1,000,000. After such payment, neither Rurban nor Merger Corp. shall have any further right to payment from NBM or Bank of Montpelier in connection with this Agreement.

ARTICLE TWELVE
MISCELLANEOUS

12.01. Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested. All notices thereunder shall be delivered to the following addresses:

If to NBM, to:

NBM Bancorp, Incorporated
1201 East Main St.
Montpelier, Ohio 43543
Attn: Al Fiser
Facsimile No: (419) 485-2047

with a copy to:

Charles D. Niehaus
Niehaus & Associates, LTD.
7150 Granite Circle
Suite 230
Toledo, Ohio 43617
Facsimile No. (419) 517-9091

If to Rurban or Merger Corp., to:

Rurban Financial Corp.
401 Clinton Street
P.O. Box 467
Defiance, Ohio 43512
Attn: Kenneth A. Joyce, President and CEO
Facsimile No: (419) 782-6393

with a copy to:

Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
P.O. Box 1008
Columbus, Ohio 43216-1008
Attention: Anthony D. Weis
Facsimile No: (614) 719-4776

Any party to this Agreement may, by notice given in accordance with this Section 12.01, designate a new address for notices, requests, demands and other communications to such party.

12.02. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall be deemed to constitute a single instrument.

12.03. Entire Agreement. This Agreement (including the exhibits, documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

12.04. Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns (including successive, as well as immediate, successors and assigns) of the parties hereto. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

12.05. Captions

The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as part of this Agreement.

12.06. Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to principles of conflicts or choice of laws (except to the extent that mandatory provisions of federal law are applicable).

12.07. Payment of Fees and Expenses

Except as otherwise agreed in writing, each party hereto shall pay all of its own costs and expenses, including legal and accounting fees, and all expenses relating to its performance of, and compliance with, its undertakings herein. All fees to be paid to Governmental Authorities and Regulatory Authorities in connection with the transactions contemplated by this Agreement shall be borne by Rurban.
12.08. Amendment

From time to time and at any time prior to the Effective Time, this Agreement may be amended only by an agreement in writing executed in the same manner as this Agreement, after authorization of such action by the boards of directors of each of the Constituent Corporations and Rurban; except that after the NBM Meeting, this Agreement may not be amended if it would violate the DGCL.

12.09. Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

12.10. Disclosure Schedule. In the event of any inconsistency between the statements in the body of this Agreement and those in the NBM Disclosure Schedule (other than an exception expressly set forth in the NBM Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.11. No Third-Party Rights. Except as specifically set forth herein, nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.12. Waiver of Jury Trial. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

12.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

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IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed on behalf of Rurban, Merger Corp. and NBM to be effective as of the date set forth in the first paragraph above.

RURBAN FINANCIAL CORP.

By:	/s/ Kenneth A. Joyce
Name:	Kenneth A. Joyce
Title:	President and Chief Executive Officer

RURBAN MERGER CORP.

By:	/s/ Kenneth A. Joyce
Name:	Kenneth A. Joyce
Title:	President and Chief Executive Officer

NBM BANCORP, INCORPORATED

By:	/s/ Al Fiser
Name:	Al Fiser
Title:	President

EXHIBIT A

Form of Voting Agreement

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of this ____ day of May, 2008, between the undersigned Stockholder (the “Stockholder”) of NBM Bancorp, Incorporated, a Delaware corporation (“NBM”), and Rurban Financial Corp., an Ohio corporation (“Rurban”).

RECITALS

A. The Stockholder serves as a member of the Board of Directors of NBM and owns or has the power to vote, other than in a fiduciary capacity, ___________ common shares, par value $2.50 per share, of NBM (together with all other shares of NBM that the Stockholder may subsequently acquire or obtain the power to vote, other than in a fiduciary capacity, the “Shares”).

B. NBM has entered into an Agreement and Plan of Merger by and between Rurban and NBM of even date herewith (the “Merger Agreement”).

C. The parties to the Merger Agreement have made it a condition to their entering into the Merger Agreement that certain Stockholders of NBM, including the Stockholder, agree to vote their shares of NBM in favor of the adoption of the Merger Agreement.

AGREEMENT

Accordingly, the parties hereto agree as follows:

1. Agreement to Vote. Subject to Section 2 below, the Stockholder agrees that, during the time this Agreement is in effect, at any meeting of stockholders of NBM, however called, and in any action by consent of the stockholders of NBM, such stockholder will vote the Shares as follows:

(a) in favor of the adoption of the Merger Agreement (as amended from time to time);

(b) against the approval of any proposal relating to a competing merger or business combination involving an acquisition of NBM or Bank of Montpelier or the purchase of all or a substantial portion of the assets of NBM or Bank of Montpelier by any person or entity other than Rurban or an affiliate of Rurban; and

(c) against any other transaction which is inconsistent with the obligations of NBM under the Merger Agreement.

2. Limitation on Voting Power. It is expressly understood and acknowledged that nothing contained herein is intended to restrict the Stockholder from voting on any matter, or otherwise from acting, in the Stockholder’s capacity as a director or officer of NBM with respect to any matter including, but not limited to, the management or operation of NBM.

3. Termination. This Agreement shall terminate on the earlier of (a) the date on which the Merger Agreement is terminated in accordance with Article Eleven of the Merger Agreement, (b) the date on which the merger contemplated by the Merger Agreement is consummated, or (c) the death of the Stockholder.

4. Representations, Warranties, and Additional Covenants of the Stockholder. The Stockholder hereby represents and warrants to Rurban that (a) the Stockholder has the capacity and all necessary power and authority to vote the Shares and (b) this Agreement constitutes a legal, valid, and binding obligation of the Stockholder, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws affecting enforcement of creditors rights generally. The Stockholder further agrees that, during the term of this Agreement, the Stockholder will not, without the prior written consent of Rurban, which consent shall not be unreasonably withheld, sell, pledge, or otherwise voluntarily dispose of any of the Shares which are owned by the Stockholder or take any other voluntary action which would have the effect of removing the Stockholder’s power to vote the Shares or which would be inconsistent with this Agreement.

5. Specific Performance. The undersigned hereby acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Stockholder shall be specifically enforceable and that Rurban shall be entitled to injunctive or other equitable relief upon such a breach by the Stockholder. The Stockholder further agrees to waive any bond in connection with obtaining any such injunctive or equitable relief. This provision is without prejudice to any other rights that Rurban may have against the Stockholder for any failure to perform his obligations under this Agreement.

6. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to any of its conflict of laws principles.

7. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings attributed to such terms in the Merger Agreement.

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed this Agreement as of the day and year first above written.

STOCKHOLDER	RURBAN FINANCIAL CORP.

By:

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